Exhibit 10.1

CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (“Agreement”) is made as of the 4th day of September, 2012, by and among PINNACLE BANK (the “Bank”), a Tennessee state bank; PINNACLE FINANCIAL PARTNERS, INC., a bank holding company incorporated under the laws of the State of Tennessee (the “Company”) (collectively, the Bank and the Company are referred to hereinafter as the “Employer”), and JOSEPH HARVEY WHITE, a resident of the State of Tennessee (the “Executive”).

RECITALS:

The Employer desires to enter into an agreement with the Executive to provide the Executive with certain benefits in the event that the Executive’s employment with the Employer is terminated in certain scenarios following a Change of Control (as defined below).

In consideration of the above premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1. DEFINITIONS. Whenever used in this Agreement, the following terms and their variant forms shall have the meaning set forth below:

1.1. “AGREEMENT” shall mean this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

1.2. “AFFILIATE” shall mean any business entity which controls the Company, is controlled by or is under common control with the Company.

1.3. “BUSINESS OF THE EMPLOYER” shall mean the business conducted by the Employer, which is the business of commercial banking.

1.4. “CAUSE” shall mean:

1.4.1. With respect to termination by the Employer following a Change of Control:

(a) a material breach of the terms of this Agreement by the Executive, including, without limitation, failure by the Executive to comply with the provisions of Section 2.1, which remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Executive by Employer. Such notice shall (i) specifically identify the provisions of this Agreement that the Board of Directors of either the Company or the Bank believes that the Executive has failed to comply with, (ii) state the facts upon which such Board of Directors made such determination, and (iii) be approved by a resolution passed by two-thirds (2/3) of the directors then in office;

(b) conduct by the Executive that amounts to fraud, dishonesty or willful misconduct in the performance of his duties and responsibilities as an employee of the Company or the Bank;

(c) failure by the Executive to perform his duties and responsibilities as an employee of the Company or the Bank which remains uncured after the expiration of thirty (30) days following the delivery of written notice of such failure to the Executive by Employer. Such notice shall (i) state the facts upon which such Board of Directors made such determination, and (ii) be approved by a resolution passed by two-thirds (2/3) of the directors then in office;

(d) arrest for, charged in relation to (by criminal information, indictment or otherwise), or conviction of the Executive during the Term of this Agreement of a crime involving breach of trust or moral turpitude;

(e) conduct by the Executive that amounts to gross and willful insubordination or inattention to his duties and responsibilities as an employee of the Company or the Bank;

(f) conduct by the Executive that results in removal from his position as an officer or executive of Employer pursuant to a written order by any regulatory agency with authority or jurisdiction over Employer.

1.4.2. With respect to termination by the Executive following a Change of Control:

(a) a material modification to the Executive’s job title(s) or position(s) of responsibility or the scope of his authority or responsibilities as an employee of the Company or the Bank without the Executive’s written consent;

(b) an adverse change in supervision so that the Executive no longer reports directly to the individual serving as the Chief Executive Officer of the publicly-held parent company of the Bank, which change in supervision is effected without the Executive’s written consent;

(c) an adverse change in overall supervisory authority which change in supervisory authority is effected without the Executive’s written consent;

(d) any change in the Executive’s office location such that the Executive is required to report regularly to a location that is beyond a 25-mile radius from the Executive’s office location determined immediately after the Effective Date, which change in office location is effected without the Executive’s written consent;

(e) any material reduction in the Executive's salary, bonus opportunity or other benefits from the level in effect immediately prior to such reduction; and

(f) any giving of notice of non-renewal of this Agreement by the Human Resources and Compensation Committee of the Board of Directors of Employer.

provided, that within 30 days following the initial occurrence of any of the conditions listed in 1.4.1(a) to (e) above, the Executive shall have provided notice to the Company of the existence of such condition, and the Company shall not have remedied the condition to the reasonable satisfaction of Executive within 30 days of receiving such notice.

1.5. “CHANGE OF CONTROL” means any one of the following events:

(a) the acquisition by any person or persons acting in concert of the then outstanding voting securities of either the Bank or the Company, if, after the transaction, the acquiring person (or persons) owns, controls or holds with power to vote forty percent (40%) or more of any class of voting securities of either the Bank or the Company, as the case may be;

(b) within any twelve-month period (beginning on or after the Effective Date) the persons who were directors of either the Bank or the Company immediately before the beginning of such twelve-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of such board of directors; provided that any director who was not a director as of the Effective Date shall be deemed to be an Incumbent Director if that director were elected to such board of directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934) relating to the election of directors shall be deemed to be an Incumbent Director;

(c) a reorganization, merger or consolidation, with respect to which persons who were the stockholders of the Bank or the Company, as the case may be, immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities; or

(d) the sale, transfer or assignment of all or substantially all of the assets of the Company and its subsidiaries to any third party.

1.6. “COMPANY INFORMATION” means Confidential Information and Trade Secrets.

1.7. “CONFIDENTIAL INFORMATION” means data and information relating to the business of the Bank or the Company (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through the Executive’s relationship to the Employer and which has value to the Employer and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Employer (except where such public disclosure has been made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

1.8. “EFFECTIVE DATE” shall mean the date September 4, 2012.

1.9. “INITIAL TERM” shall mean that period of time commencing on September 4, 2012 (the “Beginning Date”) and running until December 31, 2012.

1.10. “TERM” shall mean the last day of the Initial Term or most recent subsequent renewal period.

1.11. “TRADE SECRETS” means Employer information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:

(a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2. LIMIT ON SERVICES.

2.1. FULL-TIME STATUS. During the Term of this Agreement, the Executive shall:

(a) devote substantially all of his time, energy and skill during regular business hours to the performance of the duties of his employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

(b) diligently follow and implement all reasonable and lawful management policies and decisions communicated to him by the Board of Directors of either the Bank or the Company; and

(c) timely prepare and forward to the Board of Directors of either the Bank or the Company all reports and accountings as may be requested of the Executive.

2.2. PERMITTED ACTIVITIES. The Executive shall devote his entire business time, attention and energies to the Business of the Employer and shall not during the Term be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Executive from:

(a) investing his personal assets in businesses which (subject to clause (b) below) are not in competition with the Business of the Employer and which will not require any services on the part of the Executive in their operation or affairs and in which his participation is solely that of an investor;

(b) purchasing or otherwise acquiring an ownership interest in any entity provided that such interest shall not result in him collectively owning beneficially at any time five percent (5%) or more of any entity, or to the extent applicable, five percent (5%) or more of the stock, capital or profits of any entity in competition with the Business of the Employer; and

(c) participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books or teaching so long as the Company’s and the Bank’s Chief Executive Officer approves of such activities prior to the Executive’s engaging in them.

Notwithstanding the foregoing provisions of this Section 2.2, the Executive may provide services to any entity and may engage in such additional investment activities to the extent such services and such additional investment activities have been expressly approved in writing by the Company’s and the Bank’s Chief Executive Officer.

2.3. TERM. This Agreement shall remain in effect for the Term. While this Agreement remains in effect it shall automatically renew each year for a twelve month period on January 1 unless, prior to the November 30 immediately preceding such renewal, the Human Resources and Compensation Committee of the Employer or the Executive gives written notice to the other of its intent that the automatic renewals shall cease. In the event such notice of non-renewal is properly given, this Agreement and the Term shall expire on the thirtieth (30th) day following the date such written notice is received. Notwithstanding the foregoing, in the event that prior to the earlier of a Change of Control or the Company entering into an agreement providing for a Change of Control, the Executive shall cease to serve as Chief Credit Officer/Chairman Knoxville or the Chief Executive Officer or the Human Resources and Compensation Committee shall determine, in their sole discretion, that it is no longer appropriate to provide the Executive the post Change of Control benefits provided hereunder, this Agreement may be terminated by ten (10) days written notice from the Chief Executive Officer or from the Human Resources and Compensation Committee.

3. CHANGE OF CONTROL.

3.1. CHANGE OF CONTROL. If, within twelve (12) months following a Change of Control, the Employer terminates Executive’s employment without Cause or the Executive terminates his employment with the Employer for Cause within twelve (12) months following a Change of Control, the Executive, or in the event of his subsequent death, his designated beneficiaries or his estate, as the case may be, shall receive, as liquidated damages, in lieu of all other claims, a severance payment equal to two (2) times the Executive’s then current base salary and target bonus amount to be paid in full on the last day of the month following the date of termination. The Executive and his immediate family will continue to receive the health insurance plan benefits then in effect for employees of the Company and/or the Bank for a period of three years to include payment of the Employer funded portion of the plan. The Executive will also receive tax assistance, advice and filing preparation services from a qualified accounting firm of his choice for a period of three years at a cost to the Company and/or the Bank not to exceed $2,500 per year.

3.2. EFFECT OF TERMINATION. Upon termination of this Agreement, the Employer shall have no further obligations to the Executive or the Executive’s estate with respect to this Agreement, except for the payment of amounts due under Section 3.1, if owed. Nothing contained herein shall limit or impinge upon any other rights or remedies of the Employer or the Executive under any other agreement or plan to which the Executive is a party or of which the Executive is a beneficiary.

3.3. SECTION 409A MATTERS. It is intended that (i) each payment provided under this Agreement is a separate “payment” for purposes of Code Section 409A and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two year exception), and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding anything to the contrary in this Agreement, if the Employer determines (i) that on the date of Executive’s separation from service or at such other time that the Employer determines to be relevant, the Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Employer and (ii) that any payments to be provided to the Executive pursuant to this Agreement are or may become subject to the additional tax under Code Section 409A(a)(1)(B) or any other taxes or penalties imposed under Code Section 409A (“Section 409A Taxes”) if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of the Executive’s separation from service with the Employer, or such shorter period that, as determined by the Employer, is sufficient to avoid the imposition of Section 409A Taxes. Any payments delayed pursuant to this Section 3.3 shall be made in a lump sum on the first day of the seventh month following the Executive’s separation from service, or such earlier date that, as determined by the Employer, is sufficient to avoid the imposition of any Section 409A Taxes.

4. COMPANY INFORMATION.

4.1. OWNERSHIP OF COMPANY INFORMATION. All Company Information received or developed by the Executive while employed by the Employer will remain the sole and exclusive property of the Employer.

4.2. OBLIGATIONS OF THE EXECUTIVE. The Executive agrees:

(a) to hold Company Information in strictest confidence;

(b) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Company Information or any physical embodiments of Company Information; and

(c) in any event, not to take any action causing or fail to take any action necessary in order to prevent any Company Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret.

In the event that the Executive is required by law to disclose any Company Information, the Executive will not make such disclosure unless (and then only to the extent that) the Executive has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Company when the Executive becomes aware that such disclosure has been requested and is required by law. This Section 4 shall survive for a period of twelve (12) months following termination of this Agreement for any reason with respect to Confidential Information, and shall survive termination of this Agreement for any reason for so long as is permitted by applicable law, with respect to Trade Secrets.

4.3. DELIVERY UPON REQUEST OR TERMINATION. Upon request by the Employer, and in any event upon termination of his employment with the Employer, the Executive will promptly deliver to the Employer all property belonging to the Employer, including, without limitation, all Company Information then in his possession or control. The Executive agrees that the covenants contained in Section 4 of this Agreement are of the essence of this Agreement; that the covenants are reasonable and necessary to protect the business, interests and properties of the Employer.

5. SEVERABILITY. The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

6. NO SET-OFF BY THE EXECUTIVE. The existence of any claim, demand, action or cause of action by the Executive against the Employer, or any Affiliate of the Employer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

7. NOTICE. All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand or overnight courier, in which event the notice shall be deemed effective when delivered. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(i)	If to the Employer, to it at:

Suite 900

150 Third Avenue South

Nashville, TN 37201

(ii)	If to the Executive, to him at:

The most recent mailing address of the Executive that the Employer has on record.

Either party may notify the other in writing in the event of a change in the address for such notice.

8. ASSIGNMENT. Neither party hereto may assign or delegate this Agreement or any of its rights and obligations hereunder without the written consent of the other party to this Agreement.

9. WAIVER. A waiver by one party to this Agreement of any breach of this Agreement by the other party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

10. ARBITRATION. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered only in a state court of Tennessee or the federal court for the Middle District of Tennessee. The Employer and the Executive agree to share equally the fees and expenses associated with the arbitration proceedings.

11. ATTORNEYS’ FEES. In the event that the parties have complied with this Agreement with respect to arbitration of disputes and litigation ensues between the parties concerning the enforcement of an arbitration award, the party prevailing in such litigation shall be entitled to receive from the other party all reasonable costs and expenses, including without limitation attorneys’ fees, incurred by the prevailing party in connection with such litigation, and the other party shall pay such costs and expenses to the prevailing party promptly upon demand by the prevailing party.

12. APPLICABLE LAW. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Tennessee.

13. INTERPRETATION. Words importing any gender include all genders. Words importing the singular form shall include the plural and vice versa. The terms “herein”, “hereunder”, “hereby”, “hereto”, “hereof” and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

14. ENTIRE AGREEMENT. This Agreement embodies the entire and final agreement of the parties on the subject matter stated in this Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Employer or the Executive unless made in writing and signed by both parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated and superseded.

15. RIGHTS OF THIRD PARTIES. Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

16. BINDING AGREEMENT. This Agreement shall inure to the benefit of and be binding upon the Executive, his heirs and personal representatives, the Bank and the Company and their respective successors and permitted assigns.

17. SURVIVAL. The obligations of the Executive pursuant to Section 4 shall survive the termination of the employment of the Executive hereunder for the period designated under each of those respective sections.

18. JOINT AND SEVERAL. The obligations of the Bank and the Company to the Executive hereunder shall be joint and several.

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IN WITNESS WHEREOF, the Employer and the Executive have executed and delivered this Agreement as of the date first shown above.

THE BANK:

PINNACLE BANK

By:	/s/ Hugh M. Queener

Print Name:	HUGH M. QUEENER

Title: SECRETARY, CHIEF ADMINISTRATION OFFICER

THE COMPANY:

PINNACLE FINANCIAL PARTNERS, INC.

By:	/s/ Hugh M. Queener

Print Name:	HUGH M. QUEENER

Title: SECRETARY, CHIEF ADMINISTRATION OFFICER

THE EXECUTIVE:

/s/ Joseph Harvey White
JOSEPH HARVEY WHITE